For period ending October 31, 2002

File number 811-06281

	Exhibit 99.77D


UBS LIR Government Securities Fund

         During the reporting period, UBS LIR Government
Securities Fund's investment policies were revised to eliminate its ability to engage in repurchase agreement transactions.